CARLYLE SELECT TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Board of Trustees (the “Board”) of Carlyle Select Trust (the “Trust”) has adopted this Code of Ethics for Principal Executive and Senior Financial Officers (this “SOX Code”) to encourage the Trust’s Covered Officers (as defined below) to act in a manner consistent with the highest principles of ethical conduct.

Introduction

The Trust seeks to foster a climate of and reputation for integrity and professionalism. The Trust’s reputation is a vital business asset. The Trust’s principal executive and senior financial officers are responsible for conducting the Trust’s business in a manner that demonstrates a commitment to the highest standards of integrity.

The Sarbanes-Oxley Act of 2002 addresses corporate malfeasance. It includes requirements designed to assure investors that the companies in which they invest, including registered investment companies such as the Trust, disclose their financial information accurately and completely. The Sarbanes-Oxley Act also is intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices by senior executives.

Under the Sarbanes-Oxley Act, all public companies (including the Trust) must either have a code of ethics for their “covered officers” (i.e., principal executive officer, principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function), or disclose why they do not. This SOX Code has been adopted by the Board as the code of ethics contemplated by the Sarbanes-Oxley Act. The current covered officers of the Trust (the “Covered Officers”) are identified on the attached Exhibit B, which will be updated as necessary.

Purposes of SOX Code

The purposes of this SOX Code are to:

•	Promote honest and ethical conduct by the Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Assist the Covered Officers in recognizing and avoiding conflicts of interest;

•	Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Trust;

•	Promote compliance with applicable laws, rules and regulations;

•	Encourage the prompt internal reporting to an appropriate person of violations of this SOX Code; and

Adopted March 2014; updated, effective February 2015

•	Establish accountability for adherence to this SOX Code.

Chief Compliance Officer; Questions about SOX Code

The Trust’s Chief Compliance Officer (the “CCO”) shall oversee the implementation and administration of this SOX Code. You should direct your questions about this SOX Code to the CCO.

Conduct Guidelines

The Trust has adopted the following guidelines under which the Covered Officers must perform their official duties and conduct the business affairs of the Trust.

•	Ethical and honest conduct. Ethical and honest conduct on behalf of the Trust is of paramount importance. The Covered Officers must act with honesty and integrity and avoid violations of this SOX Code, including the avoidance of actual or apparent conflicts of interest with the Trust in personal and professional relationships.

•	Conflicts of interest. Conflicts of interest may arise as a result of material transactions or business or personal relationships to which a Covered Officer may be a party. If you are unsure whether a particular fact pattern gives rise to a conflict of interest on the part of a Covered Officer, or whether a particular transaction or relationship is “material,” you should bring the matter to the attention of the CCO.

•	Quality of information furnished to Trust service providers. The Covered Officers must at all times seek to furnish information to the Trust’s service providers (e.g., investment adviser, investment sub-adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely and understandable.

•	Quality of information included in Trust periodic reports. The Covered Officers must at all times endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Trust’s periodic reports.

•	Compliance with laws. The Covered Officers must comply with the federal securities laws and other laws and rules applicable to the Trust, such as the Internal Revenue Code.

•	Standard of care. Each of the Covered Officers must at all times act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Officer’s independent judgment to be subordinated. The Covered Officers must conduct the affairs of the Trust in a responsible manner, consistent with this SOX Code.

•	Confidentiality of information. The Covered Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Trust to disclose it or where disclosure is otherwise legally mandated. The Covered Officers may not use confidential information acquired in the course of their work for personal advantage.

Adopted March 2014; updated, effective February 2015

•	Sharing of information and educational standards. The Covered Officers should share information with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust’s needs.

•	Promotion of ethical conduct. The Covered Officers should at all times proactively promote ethical behavior among peers in their work environment.

•	Standards for recordkeeping. The Covered Officers must at all times endeavor to ensure that the Trust’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this SOX Code.

Waivers of SOX Code

A Covered Officer may request a waiver of a provision of this SOX Code by submitting a request in writing to the CCO for review. For example, if a family member works for a service provider that prepares the Trust’s financial statements, a Covered Officer may have a potential conflict of interest in reviewing those statements and should seek a waiver of this SOX Code to review the work. The CCO, an executive officer of the Trust, or another appropriate person (such as a designated member of the Board or its Audit Committee), will decide whether to grant a waiver. Should the Trust list on an exchange, any waiver of this SOX Code would require Board approval. All waivers of this SOX Code must be disclosed to the shareholders of the Trust to the extent required by SEC rules. A Covered Officer who is also an employee of the Trust’s investment adviser need not seek a waiver solely with respect to such employment.

Affirmation of the Code

Upon adoption of this SOX Code, the Covered Officers must affirm in writing that, among other things, they have received, read and understand this SOX Code, and quarterly1 thereafter must reaffirm as to such matters and affirm that they have complied with the requirements of this SOX Code. To the extent necessary, the CCO will provide guidance on the conduct required by this SOX Code and the manner in which violations or suspected violations must be reported and waivers must be requested. A form of the affirmation is attached hereto as Exhibit A.

[1]	Only annual affirmation required under SOX, but industry practice is quarterly.

Adopted March 2014; updated, effective February 2015

Reporting Violations

In the event that a Covered Officer discovers or, in good faith, suspects a violation of this SOX Code, the Covered Officer must immediately report the violation or suspected violation to the CCO. The CCO may, in his or her discretion, consult with outside counsel, the Trust’s auditors, another member of the Trust’s senior management or the Board in determining how to address the suspected violation. For example, a SOX Code violation may occur when a periodic report or financial statement of the Trust omits a material fact, or is technically accurate but, in the view of the Covered Officer, is written in a way that obscures its meaning.

Covered Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible. See the “Whistleblower Policy” of the Board’s Audit Committee for additional information with respect to treatment of reported information.

Violations of SOX Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this SOX Code, regardless of whether this SOX Code specifically refers to such particular conduct. A violation of this SOX Code may result in disciplinary action, up to and including removal as a Covered Officer. A variety of laws apply to the Trust and its operations, including the Securities Act of 1933, the Investment Company Act of 1940, state laws relating to duties owed by Trust officers, and criminal laws. The Trust will determine when and how to report a suspected criminal violation to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Adopted March 2014; updated, effective February 2015

Exhibit A – Affirmation of Code of Ethics for Principal Executive and Senior Financial Officers

[date]

Re: Code of Ethics for Principal Executive and Senior Financial Officers of Carlyle Select Trust (the “Trust”)

To: Chief Compliance Officer of the Trust

I have received, have read, understand and agree to comply with the Trust’s Code of Ethics for Principal Executive and Senior Financial Officers, dated [                ] (the “Code”). I hereby affirm that during the past quarter I have complied with the Code.2 I will not retaliate against any employee subordinate for good faith reports of potential violations of the Code. I will notify the Trust’s Chief Compliance Officer if I observe any irregularities or violations of the Code.

Signature:

Printed Name:

[2]	Quarterly affirmation is best practice and will alert the Company to any potential violations, although only annual affirmation is required.

Adopted March 2014; updated, effective February 2015

Exhibit B

Carlyle Select Trust “Covered Officers”

Title	Name
Principal Executive Officer	Michael J. Petrick
Principal Financial Officer	Venugopal Rathi

Adopted March 2014; updated, effective February 2015